WARNER BROS. DISCOVERY

Warner Bros. Discovery Reports Second-Quarter 2025 Results

	Three Months Ended June 30,			
	2025	2024	% Change	
$ in millions			Reported	Ex-FX(*)
Distribution	$ 4,885	$ 4,879	— %	— %
Advertising	2,216	2,430	(9)%	(10)%
Content	2,471	2,109	17 %	16 %
Other	240	295	(19)%	(23)%
Total revenues	$ 9,812	$ 9,713	1 %	— %
Net income (loss) available to Warner Bros. Discovery, Inc.	1,580	(9,986)	NM	NM
Adjusted EBITDA(*)	1,953	1,795	9 %	9 %
Cash provided by operating activities	983	1,228	(20)%	
Free cash flow(*)	702	976	(28)%	

NM - Not Meaningful
(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

Q2 2025 Highlights

- Total revenues were $9.8 billion, up modestly from the prior year quarter.
  - Distribution revenues were relatively unchanged, as growth in global streaming subscribers was offset by continued domestic linear pay TV subscriber declines.
  - Advertising revenues decreased 10% ex-FX[1], as ad-lite streaming subscriber growth was more than offset by domestic linear audience declines.
  - Content revenues increased 16% ex-FX, primarily driven by higher box office revenues due to the stronger performance of the theatrical releases in the current year quarter.
- Net income available to Warner Bros. Discovery, Inc. was $1.6 billion, which includes $1.7 billion of pre-tax acquisition-related amortization of intangibles, content fair value step-up, and restructuring expenses, as well as a $3.0 billion pre-tax gain on the extinguishment of debt.
- Total Adjusted EBITDA[2][*] was $2.0 billion, a 9% ex-FX increase compared to the prior year quarter, primarily due to growth in the Streaming and Studios segments, partially offset by a decline in the Global Linear Networks segment.
- Cash provided by operating activities was $1.0 billion. Free cash flow[3][*] was $0.7 billion. Free cash flow was unfavorably impacted by approximately $250 million of separation-related items.
- In conjunction with the announcement of the separation of Streaming & Studios and Global Linear Networks, the Company successfully completed a tender offer and consent solicitation, as well as repaid the $1.5 billion term loan due 2026, financed by a $17.0 billion bridge facility, resulting in a $2.2 billion reduction in gross debt. Additionally, the Company repaid $0.5 billion of debt due in the quarter, resulting in a $2.7 billion total reduction in gross debt during Q2.
- The Company ended the quarter with $4.9 billion of cash on hand, $35.6 billion of gross debt[4][*], and 3.3x net leverage.[5][*]
- The Company ended the quarter with 125.7 million streaming subscribers[6], an increase of 3.4 million subscribers vs. Q1.

Q2 2025 Earnings Press Release | August 7, 2025 1

WARNER BROS. DISCOVERY

Summary Segment Financial Information

Revenues

	Three Months Ended June 30,			
			% Change	
$ in millions	2025	2024	Reported	Ex-FX(*)
Streaming	$ 2,793	$ 2,568	9 %	8 %
Studios	3,801	2,449	55 %	54 %
Streaming & Studios eliminations	(1,400)	(416)	NM	NM
Streaming & Studios[7]	5,194	4,601	13 %	12 %
Global Linear Networks	4,803	5,272	(9)%	(9)%
Corporate	1	1	— %	— %
Other inter-segment eliminations	(186)	(161)	NM	NM
Total revenues	$ 9,812	$ 9,713	1 %	— %

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

Adjusted EBITDA

	Three Months Ended June 30,			
			% Change	
$ in millions	2025	2024	Reported	Ex-FX(*)
Streaming	$ 293	$ (107)	NM	NM
Studios	863	210	NM	NM
Streaming & Studios eliminations	(366)	(27)	NM	NM
Streaming & Studios[7]	790	76	NM	NM
Global Linear Networks	1,512	1,998	(24)%	(25)%
Corporate	(316)	(285)	(11)%	(9)%
Other inter-segment eliminations	(33)	6	NM	NM
Total Adjusted EBITDA	$ 1,953	$ 1,795	9 %	9 %

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

Q2 2025 Earnings Press Release | August 7, 2025 2

WARNER BROS. DISCOVERY

Streaming Segment

$ in millions	2025	2024	% Change Reported	% Change Ex-FX(*)
Distribution	$ 2,410	$ 2,202	9 %	9 %
Advertising	282	240	18 %	17 %
Subscriber-related revenues(*)	2,692	2,442	10 %	10 %
Content	102	123	(17)%	(21)%
Other	(1)	3	NM	NM
Total revenues	2,793	2,568	9 %	8 %
Costs of revenues (excluding depreciation & amortization)	1,913	2,028	(6)%	(6)%
Selling, general and administrative	587	647	(9)%	(10)%
Adjusted EBITDA	$ 293	$ (107)	NM	NM

(Three Months Ended June 30,)

In millions	Q2 2025	Q1 2025	Q2 2024	ARPU in $	Q2 2025	Q1 2025	Q2 2024
Domestic subscribers	57.8	57.6	52.4	Domestic ARPU	$ 11.16	$ 11.15	$ 12.08
International subscribers	67.9	64.6	50.8	International ARPU	$ 3.85	$ 3.63	$ 3.85
Global streaming subscribers	125.7	122.3	103.3	Global ARPU	$ 7.14	$ 7.11	$ 8.00

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

Domestic includes the U.S. and Canada. Subscriber counts in the above table are rounded and minor differences in totals may exist.

Q2 2025 Highlights

- Global streaming subscribers were 125.7 million, an increase of 3.4 million global subscribers vs. Q1.
- Streaming revenues increased 8% ex-FX to $2,793 million compared to the prior year quarter. Subscriber-related revenues(8)(*) increased 10% ex-FX compared to the prior year quarter.
  - Distribution revenue increased 9% ex-FX, as a result of a 22% increase in subscribers following the continued global expansion of HBO Max, as well as new distribution deals, partially offset by an impact from a distribution deal with a former related party and lower global distribution ARPU due to a mix shift in the subscriber base across distribution channels, geography, and product type.
  - Advertising revenue increased 17% ex-FX, primarily driven by an increase in ad-lite subscribers, partially offset by domestic pricing pressures.
  - Global streaming ARPU(9) decreased 11% ex-FX to $7.14, primarily attributable to growth in lower ARPU international markets and a 8% decrease in domestic streaming ARPU to $11.16. The decrease in domestic streaming ARPU was primarily driven by broader wholesale distribution of HBO Max Basic with Ads.
  - Content revenue decreased 21% ex-FX, primarily driven by the launch of HBO Max in new international markets which resulted in lower third-party licensing.
- Streaming operating expenses decreased 7% ex-FX to $2,500 million compared to the prior year quarter.
  - Costs of revenues decreased 6% ex-FX, primarily driven by lower domestic sports costs and the timing of domestic programming releases, partially offset by higher international content costs to support the global expansion of HBO Max.
  - SG&A decreased 10% ex-FX, largely due to lower marketing costs.
- Streaming Adjusted EBITDA was $293 million, a $400 million increase compared to the prior year quarter.

Q2 2025 Earnings Press Release | August 7, 2025 3

WARNER BROS. DISCOVERY

Studios Segment

$ in millions	Three Months Ended June 30,			
	2025	2024	% Change	
			Reported	Ex-FX(*)
Distribution	$ 1	$ 3	(67)%	(67)%
Advertising	—	—	NM	NM
Content	3,591	2,237	61 %	59 %
Other	209	209	— %	(5)%
Total revenues	3,801	2,449	55 %	54 %
Costs of revenues (excluding depreciation & amortization)	2,215	1,601	38 %	38 %
Selling, general and administrative	723	638	13 %	12 %
Adjusted EBITDA	$ 863	$ 210	NM	NM

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

Q2 2025 Highlights

- Studios revenues increased 54% ex-FX to $3,801 million compared to the prior year quarter.
  - Content revenue increased 59% ex-FX.
    - TV revenue increased 115% ex-FX, primarily driven by higher intercompany content licensing due to the timing of renewals.
    - Theatrical revenue increased 38% ex-FX, as a result of higher box office revenue, partially offset by lower content licensing. The increase in box office revenue was primarily due to the strong performance of *A Minecraft Movie, Sinners,* and *Final Destination: Bloodlines* in the quarter.
    - Games revenue decreased 14% ex-FX, primarily due to no releases in the current year.
- Studios operating expenses increased 30% ex-FX to $2,938 million compared to the prior year quarter.
  - Costs of revenues increased 38% ex-FX.
    - TV content expense increased 87% ex-FX primarily driven by higher intercompany content licensing costs due to the timing of renewals.
    - Theatrical content expense increased 18% ex-FX due to higher theatrical revenues.
    - Games content expense decreased 49% ex-FX, primarily driven by no games releases in the current year.
  - SG&A increased 12% ex-FX, driven by higher theatrical marketing costs.
- Studios Adjusted EBITDA was $863 million, a $653 million increase compared to the prior year quarter.

Q2 2025 Earnings Press Release | August 7, 2025 4

WARNER BROS.
DISCOVERY

Global Linear Networks Segment

$ in millions	Three Months Ended June 30, 2025	2024	% Change Reported	Ex-FX(*)
Distribution	$ 2,477	$ 2,675	(7)%	(7)%
Advertising	1,953	2,214	(12)%	(13)%
Content	287	299	(4)%	(2)%
Other	86	84	2 %	(1)%
Total revenues	4,803	5,272	(9)%	(9)%
Costs of revenues (excluding depreciation & amortization)	2,592	2,531	2 %	2 %
Selling, general and administrative	699	743	(6)%	(6)%
Adjusted EBITDA	$ 1,512	$ 1,998	(24)%	(25)%

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

Q2 2025 Highlights

- Global Linear Networks revenues decreased 9% ex-FX to $4,803 million compared to the prior year quarter.
  - Distribution revenue decreased 7% ex-FX, driven by a 9% decrease in domestic linear pay TV subscribers, partially offset by a 2% increase in domestic affiliate rates. Additionally, distribution revenues were negatively impacted by lower international affiliate rates and subscriber declines.
  - Advertising revenue decreased 13% ex-FX, primarily driven by domestic audience declines of 23%. Additionally, the absence of the NCAA March Madness Final Four and Championship this year, which was broadcast in the prior year, and the broadcast of the NHL Stanley Cup Finals in the current year negatively impacted the year-over-year growth rate by 2%.
  - Content revenue decreased 2% ex-FX, primarily due to the timing of third-party licensing deals.
- Global Linear Networks operating expenses of $3,291 million were relatively unchanged compared to the prior year quarter.
  - Costs of revenues increased 2% ex-FX, primarily driven by higher domestic sports costs.
  - SG&A decreased 6% ex-FX, primarily driven by lower overhead costs.
- Global Linear Networks Adjusted EBITDA decreased 25% ex-FX to $1,512 million compared to the prior year quarter.

Q2 2025 Earnings Press Release | August 7, 2025 5

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Corporate

$ in millions	Three Months Ended June 30, 2025	2024	% Change Reported	% Change Ex-FX(*)
Adjusted EBITDA	$ (316)	$ (285)	(11)%	(9)%

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

- Corporate Adjusted EBITDA decreased by $31 million, primarily driven by higher overhead and securitization costs.

Inter-segment Eliminations

$ in millions	Three Months Ended June 30, 2025	2024
Total revenue eliminations	$ (1,586)	$ (577)
Total expense eliminations	(1,187)	(556)
Adjusted EBITDA	$ (399)	$ (21)

Leverage and Liquidity

- Ended Q2 with $4.9 billion of cash on hand, $35.6 billion of gross debt(4)(*), and 3.3x net leverage(5)(*)
- In conjunction with the announcement of the separation of Streaming & Studios and Global Linear Networks, the Company successfully completed a tender offer and consent solicitation, as well as repaid the $1.5 billion term loan due 2026, financed by a $17.0 billion bridge facility, resulting in a $2.2 billion reduction in gross debt. Additionally, the Company repaid $0.5 billion of debt due in the quarter, resulting in a $2.7 billion total reduction in gross debt during Q2.
- As of June 30, 2025, the average maturity of the Company's outstanding debt was 6.1 years with an average cost of 5.9%. Excluding the Bridge Facility, the average maturity of the Company's outstanding debt was 10.4 years with an average cost of 4.5%.
- During Q2, the Company amended its revolving credit facility credit agreement to reduce the facility size from $6.0 billion to $4.0 billion and to provide early termination of the agreement upon completion of the separation of Streaming & Studios and Global Linear Networks. As of June 30, 2025, the Company's revolving credit facility was undrawn.

Free Cash Flow

$ in millions	Three Months Ended June 30, 2025	2024	% Change
Cash provided by operating activities	$ 983	$ 1,228	(20)%
Purchases of property and equipment	(281)	(252)	(12)%
Free cash flow(*)	$ 702	$ 976	(28)%

(*) A non-GAAP financial measure; see the section starting on page 13 titled Definitions & Sources for additional details.

- Q2 2025 cash provided by operating activities decreased to $983 million from $1,228 million in the prior year quarter. Free cash flow(3)(*) decreased to $702 million from $976 million, primarily driven by higher cash taxes, unfavorable working capital due to timing, and higher cash interest as a result of the debt tender offer settlement, partially offset by lower net content investment due to timing of spend. Free cash flow was unfavorably impacted by approximately $250 million of separation-related items.
- As of June 30, 2025, the Company had $4,499 million drawn on its revolving receivables program, a $249 million decrease vs. Q1.

Q2 2025 Earnings Press Release | August 7, 2025 6

Warner Bros. Discovery, Inc. Consolidated Statements of Operations Three Months Ended June 30, Unaudited; in millions, except per share amounts 2025 2024 Distribution $ 4,885 $ 4,879 Advertising 2,216 2,430 Content 2,471 2,109 Other 240 295 Total revenues 9,812 9,713 Costs of revenues, excluding depreciation and amortization 5,967 6,204 Selling, general and administrative 2,477 2,461 Depreciation and amortization 1,447 1,744 Restructuring and other charges 80 117 Impairments and loss on dispositions 26 9,395 Total costs and expenses 9,997 19,921 Operating loss (185) (10,208) Interest expense, net (463) (518) Gain on extinguishment of debt, net 2,958 542 Income (loss) from equity investees, net 5 (23) Other income, net 139 172 Income (loss) before income taxes 2,454 (10,035) Income tax (expense) benefit (866) 7 Net income (loss) 1,588 (10,028) Net income attributable to noncontrolling interests (7) (10) Net loss (income) attributable to redeemable noncontrolling interests (1) 52 Net income (loss) available to Warner Bros. Discovery, Inc. $ 1,580 $ (9,986) Net loss per share available to Warner Bros. Discovery, Inc. Series A common stockholders: Basic $ 0.64 $ (4.07) Diluted $ 0.63 $ (4.07) Weighted average shares outstanding: Basic 2,477 2,451 Diluted 2,499 2,451 Q2 2025 Earnings Press Release | August 7, 2025 7

Warner Bros. Discovery, Inc. Consolidated Balance Sheets Unaudited; in millions, except par value June 30, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 4,888 $ 5,312 Receivables, net 5,383 4,947 Prepaid expenses and other current assets 3,340 3,819 Total current assets 13,611 14,078 Film and television content rights and games 18,817 19,102 Property and equipment, net 6,413 6,087 Goodwill 25,939 25,667 Intangible assets, net 29,906 32,299 Other noncurrent assets 7,041 7,327 Total assets $ 101,727 $ 104,560 Liabilities and equity Current liabilities: Accounts payable $ 1,074 $ 1,055 Accrued liabilities 10,218 10,438 Deferred revenues 1,527 1,569 Current portion of debt 221 2,748 Total current liabilities 13,040 15,810 Noncurrent portion of debt 34,411 36,757 Deferred income taxes 6,494 6,985 Other noncurrent liabilities 10,436 10,070 Total liabilities 64,381 69,622 Commitments and contingencies Redeemable noncontrolling interests 23 109 Warner Bros. Discovery, Inc. stockholders’ equity: Series A common stock: $0.01 par value; 10,800 and 10,800 shares authorized; 2,705 and 2,684 shares issued; and 2,475 and 2,454 shares outstanding 27 27 Preferred stock: $0.01 par value; 1,200 and 1,200 shares authorized, 0 shares issued and outstanding — — Additional paid-in capital 55,749 55,560 Treasury stock, at cost: 230 and 230 shares (8,244) (8,244) Accumulated deficit (11,112) (12,239) Accumulated other comprehensive loss (371) (1,067) Total Warner Bros. Discovery, Inc. stockholders’ equity 36,049 34,037 Noncontrolling interests 1,274 792 Total equity 37,323 34,829 Total liabilities and equity $ 101,727 $ 104,560 Q2 2025 Earnings Press Release | August 7, 2025 8

Warner Bros. Discovery, Inc. Consolidated Statements of Cash Flows Six Months Ended June 30, Unaudited; in millions 2025 2024 Operating Activities Net income (loss) $ 1,139 $ (10,983) Adjustments to reconcile net income to cash provided by operating activities: Content rights amortization and impairment 6,851 7,747 Depreciation and amortization 2,994 3,632 Deferred income taxes (471) (889) Equity in losses of equity method investee companies and cash distributions 18 83 Gain on extinguishment of debt (2,954) (567) Share-based compensation expense 298 260 Impairments and loss on dispositions 116 9,407 Gain on sale of investments (6) (203) Other, net (97) 25 Changes in operating assets and liabilities, net of acquisitions and dispositions: Receivables, net (460) (191) Film and television content rights, games, and production payables, net (6,314) (6,351) Accounts payable, accrued liabilities, deferred revenues and other noncurrent liabilities (141) (132) Foreign currency, prepaid expenses and other assets, net 563 (25) Cash provided by operating activities 1,536 1,813 Investing Activities Purchases of property and equipment (532) (447) Investments in and advances to equity investments (26) (68) Proceeds from sales of investments 54 324 Proceeds from asset dispositions 66 — Other investing activities, net 7 54 Cash used in investing activities (431) (137) Financing Activities Principal repayments of debt, including premiums and discounts to par value (20,403) (3,703) Borrowings from debt, net of discount and issuance costs 18,303 1,617 Distributions to noncontrolling interests and redeemable noncontrolling interests (174) (161) Proceeds for noncontrolling interest in joint venture 601 — Borrowings under commercial paper program and revolving credit facility 3,551 11,605 Repayments under commercial paper program and revolving credit facility (3,551) (11,605) Other financing activities, net (213) (27) Cash used in financing activities (1,886) (2,274) Effect of exchange rate changes on cash, cash equivalents, and restricted cash 256 (104) Net change in cash, cash equivalents, and restricted cash (525) (702) Cash, cash equivalents, and restricted cash, beginning of period 5,416 4,319 Cash, cash equivalents, and restricted cash, end of period $ 4,891 $ 3,617 Q2 2025 Earnings Press Release | August 7, 2025 9

Reconciliation of Net (Loss) Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization Three Months Ended June 30, Unaudited; in millions 2025 2024 Net income (loss) available to Warner Bros. Discovery, Inc. $ 1,580 $ (9,986) Net (loss) income attributable to redeemable noncontrolling interests 1 (52) Net income attributable to noncontrolling interests 7 10 Income tax expense (benefit) 866 (7) Income (loss) before income taxes 2,454 (10,035) Other income, net (139) (172) (Income) loss from equity investees, net (5) 23 Gain on extinguishment of debt (2,958) (542) Interest expense, net 463 518 Operating loss (185) (10,208) Depreciation and amortization 1,447 1,744 Impairment and amortization of fair value step-up for content 388 522 Restructuring and other charges 80 117 Employee share-based compensation 173 156 Transaction and integration costs 17 51 Impairments and loss on dispositions 26 9,395 Amortization of capitalized interest for content 3 13 Facility consolidation costs 4 5 Adjusted EBITDA(*) $ 1,953 $ 1,795 (*) A non-GAAP financial measure; see the section starting on page 12 titled Definitions & Sources for additional details Q2 2025 Earnings Press Release | August 7, 2025 10

WARNER BROS. DISCOVERY

Supplemental Data for Results of Operations

For the three months ended June 30,	Consolidated		Supplemental Consolidating Data: Streaming & Studios		Global Linear Networks		Corporate		Consolidating Adjustments	
$ in millions	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Distribution	$ 4,885	$ 4,879	$ 2,411	$ 2,205	$ 2,477	$ 2,675	$ —	$ —	$ (3)	$ (1)
Advertising	2,216	2,430	280	240	1,953	2,214	—	—	(17)	(24)
Content	2,471	2,109	2,349	1,945	287	299	—	—	(165)	(135)
Other	240	295	154	211	86	84	1	1	(1)	(1)
Total revenues	9,812	9,713	5,194	4,601	4,803	5,272	1	1	(186)	(161)
Costs of revenues (excluding depreciation & amortization)	5,967	6,204	3,163	3,407	2,902	2,825	25	44	(123)	(72)
Selling, general and administrative	2,477	2,461	1,308	1,290	699	742	486	451	(16)	(22)
Depreciation and amortization	1,447	1,744	525	634	829	1,052	93	58	—	—
Restructuring and other charges	80	117	6	34	25	42	49	41	—	—
Impairments and loss on dispositions	26	9,395	11	10	1	9,154	14	231	—	—
Total Costs and Expenses	9,997	19,921	5,013	5,375	4,456	13,815	667	825	(139)	(94)
Operating (loss) Income	$ (185)	$(10,208)	$ 181	$ (774)	$ 347	$(8,543)	$ (666)	$ (824)	$ (47)	$ (67)

Q2 2025 Earnings Press Release | August 7, 2025 11

2025 Outlook Warner Bros. Discovery, Inc. ("Warner Bros. Discovery", "WBD", the "Company", "we", "us", or "our" ) may provide forward-looking commentary in connection with this earnings announcement on its quarterly earnings conference call. Details on how to access the audio webcast are included below. Q2 2025 Prepared Earnings Remarks Conference Call Information In conjunction with this release, Warner Bros. Discovery will post a Shareholder Letter and host a conference call today, August 7, 2025 at 8:00 a.m. ET, to discuss its second quarter 2025 financial results. To access the Shareholder Letter and webcast of the earnings call, please visit the Investor Relations section of the Company's website at www.wbd.com. Cautionary Statement Concerning Forward-Looking Statements Information set forth in this communication constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. These forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties and on information available to Warner Bros. Discovery as of the date hereof. Forward-looking statements include, without limitation, statements about the benefits of the separation, including future financial and operating results, the future company plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of WBD’s management and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the occurrence of any event, change or other circumstances that could give rise to the abandonment of the separation or pursuit of a different structure; risks that any of the conditions to the separation may not be satisfied in a timely manner; risks that the anticipated tax treatment of the proposed separation is not obtained; risks related to potential litigation brought in connection with the separation; uncertainties as to the timing of the separation; risks and costs related to the separation, including risks relating to changes to the configuration of WBD’s existing businesses; the risk that implementing the separation may be more difficult, time consuming or costly than expected; risks related to financial community and rating agency perceptions of WBD and its business, operations, financial condition and the industry in which it operates; risks related to disruption of management time from ongoing business operations due to the separation; failure to realize the benefits expected from the separation; the final terms and conditions of the separation, including the terms of any ongoing commercial agreements and arrangements, and the relationship between Warner Bros. and Discovery Global following the separation; the nature and amount of any indebtedness incurred by Warner Bros. or Discovery Global; effects of the announcement, pendency or completion of the separation on the ability of WBD to retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally; risks related to the potential impact of general economic, political and market factors on WBD as it implements separation; and risks related to obtaining permanent financing. WBD's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the separation. Discussions of additional risks and uncertainties are contained in WBD’s filings with the Securities and Exchange Commission, including but not limited to WBD’s most recent Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. WBD is not under any obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Non-GAAP Financial Measures In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this communication may also contain certain non-GAAP financial measures, identified with an "(*)". Reconciliations between the non-GAAP financial measures and the closest GAAP financial measures are available in the financial schedules in this release and in the "Quarterly Results" section of the Warner Bros. Discovery, Inc. investor relations website at: https://ir.wbd.com. About Warner Bros. Discovery Warner Bros. Discovery is a leading global media and entertainment company that creates and distributes the world’s most differentiated and complete portfolio of branded content across television, film, streaming and gaming. Warner Bros. Discovery inspires, informs and entertains audiences worldwide through its iconic brands and products including: Discovery Channel, HBO Max, discovery+, CNN, DC, TNT Sports, Eurosport, HBO, HGTV, Food Network, OWN, Investigation Discovery, TLC, Magnolia Network, TNT, TBS, truTV, Travel Channel, Animal Planet, Science Channel, Warner Bros. Motion Picture Group, Warner Bros. Television Group, Warner Bros. Pictures Animation, Warner Bros. Games, New Line Cinema, Cartoon Network, Adult Swim, Turner Classic Movies, Discovery en Español, Hogar de HGTV and others. For more information, please visit www.wbd.com. Contacts Media Robert Gibbs Megan Klein (347) 268-3017 (310) 210-5018 robert.gibbs@wbd.com megan.klein@wbd.com Investor Relations Andrew Slabin Peter Lee (212) 548-5544 (212) 548-5907 andrew.slabin@wbd.com peter.lee@wbd.com Q2 2025 Earnings Press Release | August 7, 2025 12

Definitions and Sources for Warner Bros. Discovery, Inc. (1) Foreign Exchange Impacting Comparability: The impact of exchange rates on our business is an important factor in understanding period-to-period comparisons of our results. For example, our international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other foreign currencies. We believe the presentation of results on a constant currency basis (“ex-FX”), in addition to results reported in accordance with U.S. GAAP provides useful information about our operating performance because the presentation ex-FX excludes the effects of foreign currency volatility and highlights our core operating results. The presentation of results on a constant currency basis should be considered in addition to, but not a substitute for, measures of financial performance reported in accordance with U.S. GAAP. The ex-FX change represents the percentage change on a period-over-period basis adjusted for foreign currency impacts. For the 2025 period, the ex-FX change is calculated as the difference between the current year amounts translated at a baseline rate, which is a spot rate for each of our currencies determined early in the fiscal year as part of our forecasting process (the “2025 Baseline Rate”), and the prior year amounts translated at the same 2025 Baseline Rate. In addition, consistent with the assumption of a constant currency environment, our ex-FX results exclude the impact of our foreign currency hedging activities, as well as realized and unrealized foreign currency transaction gains and losses. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies. (2) Adjusted EBITDA: The Company evaluates the operating performance of its operating segments based on financial measures such as revenues and Adjusted EBITDA. Adjusted EBITDA is defined as operating income excluding: (i) employee share-based compensation, (ii) depreciation and amortization, (iii) restructuring and facility consolidation, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, (vi) third-party transaction and integration costs, (vii) amortization of purchase accounting fair value step-up for content, (viii) amortization of capitalized interest for content, and (ix) other items impacting comparability. The Company uses this measure to assess the operating results and performance of the segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. The Company believes Adjusted EBITDA is relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses. The Company excludes employee share-based compensation, restructuring, certain impairment charges, gains and losses on business and asset dispositions, and transaction and integration costs from the calculation of Adjusted EBITDA due to their impact on comparability between periods. Integration costs include transformative system implementations and integrations, such as Enterprise Resource Planning systems, and may take several years to complete. The Company also excludes the depreciation of fixed assets and amortization of intangible assets, amortization of purchase accounting fair value step-up for content (which is included in consolidated costs of revenues), and amortization of capitalized interest for content, as these amounts do not represent cash payments in the current reporting period. We prospectively updated certain corporate allocations at the beginning of 2025. The impact to prior periods was immaterial. (3) Free cash flow: The Company defines free cash flow as cash flow from operations less acquisitions of property and equipment. The Company believes free cash flow is an important indicator for management and investors of the Company’s liquidity, including its ability to reduce debt, make strategic investments, and return capital to stockholders. (4) Gross debt: The Company defines gross debt of $35.6 billion as total debt of $35.0 billion, plus finance leases of $584 million. The Company believes this measure is relevant to investors as it is a financial measure frequently used in evaluating a company's financial condition. (5) Net leverage: The Company defines net leverage as the calculation where net debt (gross debt of $35.6 billion, less cash, cash equivalents, and restricted cash of $4,891 million) is divided by the sum of the most recent four quarters Adjusted EBITDA of $9,193 million. The Company believes this measure is relevant to investors as it is a financial measure frequently used in evaluating a company's financial condition. (6) Streaming Subscriber: The Company defines a “Core Streaming Subscription” as: (i) a retail subscription to discovery+, HBO, HBO Max, Max, or a Premium Sports Product (defined below) for which we have recognized subscription revenue, whether directly or through a third party, from a Streaming platform; (ii) a wholesale subscription to discovery+, HBO, HBO Max, Max, or a Premium Sports Product for which we have recognized subscription revenue from a fixed-fee arrangement with a third party and where the individual user has activated their subscription; (iii) a wholesale subscription to discovery+, HBO, HBO Max, Max, or a Premium Sports Product for which we have recognized subscription revenue on a per subscriber basis, including third-party services that host a branded environment of discovery+, HBO, HBO Max, Max, or a Premium Sports Product for which we have recognized subscription revenue on a per subscriber basis; (iv) a retail or wholesale subscription to an independently-branded, regional product sold on a stand-alone basis that includes discovery+, HBO, HBO Max, Max, and/or a Premium Sports Product, for which we have recognized subscription revenue (as per (i) – (iii) above); and (v) users on free trials who convert to a subscription for which we have recognized subscription revenue within the first seven days of the calendar month immediately following the month in which their free trial expires. The Company defines a “Premium Sports Product” as a strategically prioritized, sports-focused product sold on a stand-alone basis and made available directly to consumers. The current “independently-branded, regional products” referred to in (iv) above consist of TVN/Player. Subscribers to multiple WBD Streaming products (listed above) are counted as a paid subscriber for each individual WBD streaming product subscription. We may refer to the aggregate number of Core Streaming Subscriptions as “subscribers”. The reported number of “subscribers” included herein and the definition of “Streaming Subscription” as used herein excludes: (i) individuals who subscribe to Streaming products, other than discovery+, HBO, HBO Max, Max, a Premium Sports Product, and independently-branded, regional products (currently consisting of TVN/Player), that may be offered by us or by certain joint venture partners or affiliated parties from time to time; (ii) a limited number of international discovery+ subscribers that are part of non-strategic partnerships or short-term arrangements as may be identified by the Company from time to time; (iii) domestic and international Cinemax subscribers, and international basic HBO subscribers; and (iv) users on free trials except for those users on free trial that convert to a Streaming Subscription within the first seven days of the next month as noted above. Domestic subscriber - We define a Domestic subscriber as a subscription based either in the United States of America or Canada. International subscriber - We define an International subscriber as a subscription based outside of the United States of America or Canada. Q2 2025 Earnings Press Release | August 7, 2025 13

Definitions and Sources for Warner Bros. Discovery, Inc. (Continued (7) Streaming & Studios Division: In December 2024, we announced that our board of directors had authorized the Company to implement a new corporate structure designed to enhance our strategic flexibility and create potential opportunities to unlock shareholder value. Under the new corporate structure, the Company will serve as the parent company for two distinct operating divisions: Streaming & Studios and Global Linear Networks. In the first quarter of 2025, we renamed our Direct-to-Consumer reportable segment to Streaming and our Networks reportable segment to Global Linear Networks. There were no changes to our reportable segments or the composition of our reportable segments as a result of these changes. The Streaming & Studios division includes our Streaming and Studios reportable segments and eliminations between those two reportable segments. (8) Subscriber-related revenues: The Company defines subscriber-related revenues as the sum of distribution and advertising revenues in the Streaming segment. The Company uses subscriber-related revenues to monitor and evaluate the Company's streaming revenue performance. The Company believes this measure is relevant to investors as it highlights the revenue generation tied to the Company's streaming products. (9) ARPU: The Company defines Streaming Average Revenue Per User ("ARPU") as total subscription revenue plus net advertising revenue for the period divided by the daily average number of paying subscribers for the period. Where daily values are not available, the sum of beginning of period and end of period divided by two is used. Excluded from the ARPU calculation are: (i) Revenue and subscribers for Streaming products, other than discovery+, HBO, HBO Max, Max, a Premium Sports Product, and independently-branded, regional products (currently consisting of TVN/Player), that may be offered by us or by certain joint venture partners or affiliated parties from time to time; (ii) A limited amount of international discovery+ revenue and subscribers that are part of non-strategic partnerships or short-term arrangements as may be identified by the Company from time to time; (iii) Cinemax, Max/HBO hotel and bulk institution (i.e., subscribers billed on a bulk basis), and international basic HBO revenue and subscribers; and (iv) Users on free trials who convert to a subscription for which we have recognized subscription revenue within the first seven days of the calendar month immediately following the month in which their free trial expires. Please refer to the Trending Schedules and Non-GAAP Reconciliations posted in the "Quarterly Results" section of the Company's investor relations website (https://ir.wbd.com) for the full reconciliation of net leverage. Numbers presented in the following materials are on a rounded basis using actual amounts. Minor differences in totals and percentages may exist due to rounding. Source: Warner Bros. Discovery, Inc. Q2 2025 Earnings Press Release | August 7, 2025 14